EXHIBIT 99.1

CONTACT:	Investors and Media: Felix Veksler Senior Director, Investor Relations ir@monro.com

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES FIRST QUARTER FISCAL 2024 FINANCIAL RESULTS

•	First Quarter Sales Decreased to $327.0 Million, due to the Divestiture of Wholesale Tire and Distribution Assets in First Quarter Fiscal 2023

•	First Quarter Comparable Store Sales Increased 0.5%

•	First Quarter Diluted EPS of $.28; Adjusted Diluted EPS[1] of $.31

•	Generated Cash from Operating Activities of $72 Million

•	Distributed First Quarter Fiscal 2024 Cash Dividend of $.28 per Share

•	Released Third Annual Environmental, Social & Governance (ESG) Report

ROCHESTER, N.Y. – July 26, 2023 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its first quarter ended June 24, 2023.

First Quarter Results2

Sales for the first quarter of the fiscal year ending March 30, 2024 (“fiscal 2024”) decreased 6.5% to $327.0 million, as compared to $349.5 million for the first quarter of the fiscal year ended March 25, 2023 (“fiscal 2023”). The total sales decline of $22.5 million was due to the divestiture of the Company’s Wholesale tire and distribution assets in the first quarter of fiscal 2023. Sales for these divested assets were $23.9 million in the first quarter of fiscal 2023. Comparable store sales increased 0.5% for the period, driven by an approximate 1% comparable store sales increase in approximately 300 of the Company’s small or underperforming stores. This compares to an increase in comparable store sales of 2.8% in the Company’s Retail locations in the prior year period. Sales from new stores increased $1.6 million, primarily from recent acquisitions.

Comparable store sales increased approximately 18% for batteries, 3% for maintenance services and 1% for tires compared to the prior year period. Comparable store sales decreased approximately 2% for brakes and alignments and 9% for front end/shocks. Please refer to the “Comparable Store Sales” section below for a discussion of how the Company defines comparable store sales.

[1]	Adjusted diluted EPS is a non-GAAP measure. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.
[2]	Financial performance for prior year includes the results of divested Wholesale tire and distribution assets through June 16, 2022.

Gross margin was flat compared to the prior year period, primarily resulting from 220 basis points of benefit from both the divestiture of the Company’s Wholesale tire and distribution assets as well as lower distribution and occupancy costs as a percentage of sales, which were entirely offset by higher material costs and higher technician labor costs due to an incremental investment in technician headcount as well as wage inflation.

Total operating expenses for the first quarter of fiscal 2024 were $97.0 million, or 29.7% of sales, as compared to $95.9 million, or 27.4% of sales in the prior year period. The increase as a percentage of sales was principally due to the sales decline resulting from the divestiture of the Company’s Wholesale tire and distribution assets, costs related to shareholder matters from the Company’s planned equity capital structure recapitalization as well as transition costs related to the Company’s back-office optimization in the current year and a net gain on the sale of the Company’s Wholesale tire and distribution assets in the prior year period.

Operating income for the first quarter of fiscal 2024 was $17.4 million, or 5.3% of sales, as compared to $26.3 million, or 7.5% of sales in the prior year period.

Interest expense was $5.2 million for the first quarter of fiscal 2024, as compared to $5.7 million for the first quarter of fiscal 2023, principally due to a decrease in weighted average debt.

Income tax expense in the first quarter of fiscal 2024 was $3.4 million, or an effective tax rate of 27.6%, compared to $8.1 million, or an effective tax rate of 39.6% in the prior year period. The higher effective tax rate in the prior year period was primarily due to discrete tax impacts related to the divestiture of the Company’s Wholesale tire locations and tire distribution operations as well as the revaluation of deferred tax balances due to changes in the mix of pre-tax income in various U.S. state jurisdictions because of the divestiture.

Net income for the first quarter of fiscal 2024 was $8.8 million, as compared to $12.5 million in the same period of the prior year. Diluted earnings per share for the first quarter of fiscal 2024 was $.28, compared to $.37 in the first quarter of fiscal 2023. Adjusted diluted earnings per share, a non-GAAP measure, for the first quarter of fiscal 2024 was $.31. This compares to adjusted diluted earnings per share of $.42 in the first quarter of fiscal 2023. Please refer to the reconciliation of adjusted diluted earnings per share in the table below for details regarding excluded items in the first quarters of fiscal 2024 and 2023. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

During the first quarter of fiscal 2024, the Company did not open or close any stores. Monro ended the quarter with 1,299 company-operated stores and 77 franchised locations.

“Our first quarter comparable store sales growth of less than 1% fell short of our expectations. The shortfall was primarily driven by lower-than-expected sales due to customer deferrals in some of our key service categories in June. Broad-based inflationary pressures have persisted such that the consumer slowed their purchases of some of our higher-ticket service categories. While our comps in the quarter fell short of expectations, customer traffic counts were in-line with our expectations and remained consistent with improving traffic trends in the back half of fiscal 2023. Tire margins returned to solid footing, but our overall gross margin in the quarter was impacted by a lower-sales mix of our high-margin service categories. This resulted in higher material costs and continued labor cost pressures as a percentage of sales, relative to our expectations. As a result, we took swift actions to reduce non-productive labor costs, including overtime hours in our stores, which allowed us to preserve margins and profitability. While we will likely need to see an improvement in the overall health of the consumer before we can fully capitalize on longer-term industry tailwinds, we will remain relentlessly focused on achieving our mid-single-digit comp store sales expectations through accelerating growth in our 300 small or underperforming stores, maintaining a balanced approach between tire and service categories with competitive pricing to drive store traffic and continuously improving our customer experience. Encouragingly, our preliminary comp store sales for fiscal July are up approximately 1%, which is a positive rebound off of the sales trends that we saw in fiscal June and a step in the right direction. We will also strive to expand our gross margins through appropriate staffing and properly training our Teammates to maximize their productivity. Given the current pressures on the consumer, we are also laser focused on maximizing profitability through prudent cost control, which includes right sizing our fixed costs and rationalizing unproductive labor. While we take these actions, we will not cut productive labor at the sacrifice of our standards and to the detriment of our long-term service model. In addition, we will continue to create cash by optimizing inventory and leveraging the strength of our vendor partners for better availability, quality and cost of parts and tires in our stores”, said Mike Broderick, President and Chief Executive Officer.

Broderick continued, “Our business is well-positioned, and we are confident that we remain on a path to restore our gross margins back to pre-COVID levels with double-digit operating margins over the longer-term.”

Strong Financial Position

During the first quarter of fiscal 2024, the Company generated operating cash flow of approximately $72 million. As of June 24, 2023, the Company had cash and cash equivalents of approximately $15 million and availability on its revolving credit facility of approximately $505 million.

First Quarter Fiscal 2024 Cash Dividend

On June 19, 2023, the Company paid a cash dividend for the first quarter of fiscal 2024 of $.28 per share.

Share Repurchases

The Company maintains a share repurchase program authorizing the Company to repurchase up to $150 million of its common stock, with approximately $53 million remaining for future repurchases.

The Company may repurchase shares of common stock from time to time as market conditions warrant, subject to regulatory considerations.

The method, timing and actual number of shares repurchased will depend on a variety of factors, including price, general business and market conditions, alternative investment opportunities, and legal requirements.

The Company’s repurchase program has no expiration date, does not require the purchase of any minimum number of shares and may be suspended, modified or discontinued at any time without prior notice.

Environmental, Social & Governance (ESG)

Monro recently released its third annual ESG Report, which covers fiscal year 2023. The report highlights the actions Monro is taking every day to create an inclusive and thriving culture for its teammates, deliver world class service for its guests, positively impact the communities where it operates, and make sustainable decisions for the environment. The report is available on the Company’s corporate website at https://corporate.monro.com/esg/default.aspx.

Company Outlook

Monro is not providing fiscal 2024 financial guidance at this time but will provide perspective on its outlook for fiscal 2024 during its earnings conference call.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Wednesday, July 26, 2023 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-833-470-1428 and using the required access code of 006236. A replay will be available approximately two hours after the recording through Wednesday, August 9, 2023 and can be accessed by dialing 1-866-813-9403 and using the required access code of 528262. A replay can also be accessed via audio webcast at the Investors section of the Company’s website, located at corporate.monro.com/investors.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires and parts installation, to the most complex vehicle repairs. With a growing market share and a focus on sustainable growth, the Company generated approximately $1.3 billion in sales in fiscal 2023 and continues to expand its national presence through strategic acquisitions and the opening of newly constructed stores. Across approximately 1,300 stores and 9,000 service bays nationwide, Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit corporate.monro.com.

Cautionary Note Regarding Forward-Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expect,” “estimate,” “guidance,” “outlook,” ”project,” “strategy,” “strive,” “anticipate,” “believe,” “could,” “may,” “will,” “intend,” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, realizing the anticipated benefits of the divestiture of the Company’s wholesale tire and distribution assets, the effect of general business or economic conditions on the Company’s business, including consumer spending levels, inflation, and unemployment, seasonality, changes in the U.S. trade environment, including the impact of tariffs on products imported from China, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 25, 2023. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures

In addition to reporting diluted earnings per share (“EPS”), which is a generally accepted accounting principles (“GAAP”) measure, this press release includes adjusted diluted EPS, which is a non- GAAP financial measure. The Company has included a reconciliation from adjusted diluted EPS to its most directly comparable GAAP measure, diluted EPS. Management views this non-GAAP financial measure as a way to better assess comparability between periods because management believes the non-GAAP financial measure shows the Company’s core business operations while excluding certain non-recurring items such as costs related to shareholder matters from the Company’s planned equity capital structure recapitalization, transition costs related to the Company’s back-office optimization and items related to store closings as well as acquisition initiatives.

This non-GAAP financial measure is not intended to represent, and should not be considered more meaningful than, or as an alternative to, its most directly comparable GAAP measure. This non- GAAP financial measure may be different from similarly titled non-GAAP financial measures used by other companies.

Comparable Store Sales

The Company defines comparable store sales as sales for locations that have been opened or owned at least one full fiscal year. The Company believes this period is generally required for new store sales levels to begin to normalize. Management uses comparable store sales to assess the operating performance of the Company’s stores and believes the metric is useful to investors because the Company’s overall results are dependent upon the results of its stores.

Source: Monro, Inc.

MNRO-Fin

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal June
	2023	2022	% Change
Sales	$326,968	$349,535	(6.5%)
Cost of sales, including distribution and occupancy costs	212,572	227,346	(6.5%)

Gross profit	114,396	122,189	(6.4%)
Operating, selling, general and administrative expenses	97,047	95,934	1.2%

Operating income	17,349	26,255	(33.9%)
Interest expense, net	5,208	5,658	(8.0%)
Other income, net	(58)	(78)	(25.6%)

Income before income taxes	12,199	20,675	(41.0%)
Provision for income taxes	3,370	8,191	(58.9%)

Net income	$8,829	$12,484	(29.3%)

Diluted earnings per share	$0.28	$0.37	(24.3%)

Weighted average number of diluted shares outstanding	31,954	33,986
Number of stores open (at end of quarter)	1,299	1,303

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	June 24, 2023	March 25, 2023
Assets
Cash and equivalents	$15,316	$4,884
Inventories	141,165	147,397
Other current assets	94,116	106,186

Total current assets	250,597	258,467
Property and equipment, net	300,097	304,989
Finance lease and financing obligation assets, net	207,056	217,174
Operating lease assets, net	208,562	211,101
Other non-current assets	787,705	785,146

Total assets	$1,754,017	$1,776,877

Liabilities and Shareholders’ Equity
Current liabilities	$480,677	$449,177
Long-term debt	65,000	105,000
Long-term finance leases and financing obligations	281,933	295,281
Long-term operating lease liabilities	188,624	191,107
Other long-term liabilities	42,615	41,390

Total liabilities	1,058,849	1,081,955
Total shareholders’ equity	695,168	694,922

Total liabilities and shareholders’ equity	$1,754,017	$1,776,877

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Quarter Ended Fiscal June
	2023	2022
Diluted EPS	$0.28	$0.37
Net gain on sale of wholesale tire and distribution assets (a)	—	(0.03)
Costs related to shareholder matters	0.02	—
Transition costs related to back-office optimization	0.01	—
Certain discrete tax items (c)	—	0.08

Adjusted Diluted EPS	$0.31	$0.42

Note: The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Quarter Ended Fiscal June
	2023	2022
Net Income	$8,829	$12,484
Net gain on sale of wholesale tire and distribution assets (a)	—	(1,180)
Store closing costs	47	(4)
Monro.Forward initiative costs	—	23
Acquisition due diligence and integration costs	5	(10)
Costs related to shareholder matters	836	—
Transition costs related to back-office optimization	544	—
Provision for income taxes on pre-tax adjustments (b)	(359)	293
Certain discrete tax items (c)	—	2,644

Adjusted Net Income	$9,902	$14,250

a)	Amount includes gain on sale of wholesale tire locations and distribution assets, net of closing costs and costs associated with the closing and sale of a related warehouse.
b)

The Company determined the Provision for income taxes on pre-tax adjustments by calculating the Company’s estimated annual effective tax rate on pre-tax income before giving effect to any discrete tax items and applying it to the pre-tax adjustments.

c)

Amount relates to the sale of wholesale tire locations and distribution assets, as well as the revaluation of deferred tax balances due to changes in the mix of pre-tax income in various U.S. state jurisdictions as a result of the sale.